2nd Quarter 2015 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

8	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1 – Funds From Operations and Adjusted Funds From Operations

11	Schedule 2 – Proportionate Adjusted Funds From Operations Presentation

13	Schedule 3 – Portfolio Summary

14	Schedule 4 – Proportionate Balance Sheet Data

15	Schedule 5 – Capitalization and Financial Metrics

17	Schedule 6 – Conventional Same Store Operating Results

21	Schedule 7 – Conventional Portfolio Data by Market

23	Schedule 8 – Apartment Community Disposition and Acquisition Activity

24	Schedule 9 – Capital Additions

25	Schedule 10 – Summary of Redevelopment and Development Activity

29	Glossary and Reconciliations

Aimco Reports Second Quarter 2015 Results, Raises Guidance
Denver, Colorado, July 30, 2015 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter 2015 results and raised full year 2015 earnings guidance.
Chairman and Chief Executive Officer Terry Considine comments: "Aimco enjoyed a solid second quarter with good progress on all fronts. With higher rents and good cost control, Same Store Net Operating Income was up 6.7% year-over-year. At almost $1,760, average revenue per apartment home was up 14% year-over-year, reflecting rent growth and portfolio improvements. We are making good progress on our redevelopment and development activities. Our balance sheet is strong. Our prospects are good as we enter the second half of the year."
Chief Financial Officer Ernie Freedman adds: "Second quarter Pro forma FFO of $0.56 per share was $0.01 per share above the high end of our guidance range, primarily due to strong property operating results and higher than expected non-recurring income. We are increasing guidance for full year Pro forma FFO, AFFO and operating results, to reflect second quarter outperformance and our expectations for the remainder of the year."
Financial Results: Second Quarter AFFO Up 5% Year-Over-Year

	SECOND QUARTER		YEAR-TO-DATE
(all items per common share - diluted)	2015	2014	2015	2014
Net income	$0.39	$0.51	$0.97	$0.95
Funds From Operations (FFO)	$0.56	$0.52	$1.07	$1.02
Add back Aimco's share of preferred equity redemption related amounts	$—	$—	$0.01	$—
Pro forma Funds From Operations (Pro forma FFO)	$0.56	$0.52	$1.08	$1.02
Deduct Aimco share of Capital Replacements	$(0.10)	$(0.08)	$(0.16)	$(0.16)
Adjusted Funds From Operations (AFFO)	$0.46	$0.44	$0.92	$0.86
Pro forma FFO (per diluted common share) - Year-over-year, second quarter Pro forma FFO increased 8% as a result of: strong Property Net Operating Income growth; increased contribution from redevelopment and acquisition communities; lower interest expense due to lower debt balances; higher income tax benefit due to recognition of historic tax credits related to Aimco's Park Towne Place redevelopment; and higher non-recurring income. These increases were partially offset by the loss of income from apartment communities that were sold and higher preferred stock dividends attributable to Aimco's second quarter 2014 offering of its Class A Preferred Stock.
Adjusted Funds from Operations (per diluted common share) - Year-over-year, second quarter AFFO increased 5% as a result of higher Pro forma FFO, offset somewhat by the timing of Capital Replacement spending during 2015. As Aimco concentrates its investment capital in higher-quality, higher price point apartment communities, its free cash flow margin is increasing.

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Operating Results: Second Quarter Conventional Same Store NOI Up 6.7%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2015	2014	Variance	1st Qtr.	Variance	2015	2014	Variance
Average Rent Per Apartment Home	$1,521	$1,458	4.3%	$1,510	0.7%	$1,515	$1,453	4.3%
Other Income Per Apartment Home	182	174	4.6%	181	0.6%	182	173	5.2%
Average Revenue Per Apartment Home	$1,703	$1,632	4.4%	$1,691	0.7%	$1,697	$1,626	4.4%
Average Daily Occupancy	96.3%	96.2%	0.1%	95.8%	0.5%	96.1%	96.0%	0.1%

$ in Millions
Revenue	$169.9	$162.7	4.5%	$167.9	1.2%	$337.9	$323.5	4.5%
Expenses	53.1	53.1	(0.1)%	55.4	(4.2)%	108.5	107.1	1.3%
NOI	$116.8	$109.6	6.7%	$112.5	3.9%	$229.4	$216.4	6.0%
Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

2015	1st Qtr.	Apr	May	Jun	2nd Qtr.	Year-to-Date
Renewal rent increases	4.8%	5.3%	4.5%	5.3%	5.1%	4.9%
New lease rent increases	1.2%	4.5%	6.1%	6.4%	5.7%	3.7%
Weighted average rent increases	2.8%	4.9%	5.4%	5.9%	5.4%	4.3%
Portfolio Management: Revenue Per Apartment Home Up 14% to $1,759
Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality apartment communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of the local market average; "B" quality assets are those with rents between 90% and 125% of the local market average; "C+" quality assets are those with rents greater than $1,100 per month but lower than 90% of the local market average. For first quarter 2015, the most recent period for which REIS information is available, Aimco Conventional apartment rents averaged 110% of local market average rents.
Aimco's portfolio strategy is to sell each year the lowest-rated 5% to 10% of its portfolio and to reinvest the proceeds from such sales in redevelopment and acquisition of higher quality apartment communities. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality of its portfolio. From December 31, 2011 to June 30, 2015, Aimco:

•
Increased its period-end Conventional portfolio average revenue per apartment home by 39% to $1,759. This rate of growth reflects the impact of market rent growth, and more significantly, the impact of portfolio management through dispositions, redevelopment and acquisitions.

•	Increased its Conventional portfolio free cash flow margin by 12% through the sale of lower-rent communities and reinvestment in higher-rent communities;

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•
Disposed entirely its holdings represented by "C" quality apartment communities with rents lower than 90% of local market average and less than $1,100 per month, and increased by 65% the percentage of its portfolio represented by "A" quality apartment communities; and

•	Increased to 92% the percentage of its Conventional Property Net Operating Income earned in Aimco's target markets.
As Aimco executes its portfolio strategy, it expects to increase Conventional portfolio average revenue per apartment home at a rate greater than market rent growth; to increase free cash flow margins; and to increase to 95% or more the percentage of its Conventional Property Net Operating Income earned in target markets.
Second Quarter 2015 Dispositions - In the second quarter, Aimco sold one Conventional Apartment Community and one Affordable Apartment Community for $109.9 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt, and payment of transaction costs was $59.2 million. The Conventional Apartment Community sold during the quarter, Ramblewood, was Aimco's last Conventional property in the state of Michigan. Revenues per apartment home for Ramblewood averaged $876, half the $1,759 average of the retained portfolio.
Second Quarter 2015 Acquisitions - As previously announced, in the second quarter, Aimco acquired for $63 million Axiom Apartment Homes located near Kendall Square in Cambridge, Massachusetts. Aimco began leasing up the newly constructed six-story building during second quarter, which includes 115 apartment homes and 3,800 square feet of retail space. As of June 30, the apartment homes were 13% occupied. Upon stabilization, revenues per apartment home are expected to average $3,550, making this an "A" quality asset for Aimco.
Also in the second quarter, Aimco acquired 270 on Third, an eight-story, 91-apartment home community currently under construction near Kendall Square in Cambridge, Massachusetts. 270 on Third is located two blocks from Axiom Apartment Homes and is contiguous to a large life science complex now under construction, the completion of which is planned for late spring or early summer 2016. Upon completion in the fourth quarter of 2015, 270 on Third will also contain more than 8,000 square feet of retail space. At closing, Aimco paid $27.9 million and agreed to fund further construction costs up to $15.1 million, for total consideration not to exceed $43 million. Aimco expects to invest an additional $2 million for other improvements and capitalized costs, bringing its total projected investment to $45 million. Upon stabilization, revenues per apartment home are expected to average $2,600, making this an "A" quality asset for Aimco.
Quarter-End Portfolio - Second quarter 2015 Conventional portfolio average monthly revenue per apartment home was $1,759, a 14% increase compared to second quarter 2014, as a result of year-over-year Same Store monthly revenue per apartment home growth of 4.4%, the sale of Conventional Apartment Communities with average monthly revenues per apartment home substantially lower than those of the retained portfolio, and reinvestment of the sales proceeds in higher-rent apartment communities through redevelopment and acquisitions.
Redevelopment: 2900 on First Completed, Lincoln Place Leased
During second quarter, Aimco invested $44.7 million in redevelopment. Construction was completed at 2900 on First in Seattle and, as of June 30, was 97% occupied. Lincoln Place in Venice, California, and The Preserve at Marin in the Bay Area were completed in first quarter and, as of June 30, were 96% and 90% occupied, respectively.

Also during second quarter, Aimco approved a plan to continue redevelopment of The Sterling, located in Center City Philadelphia. Since 2014, Aimco has completed the redevelopment of 121, or approximately

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one-quarter, of the apartment homes as planned, at a cost consistent with underwriting, and at rents in excess of Aimco's underwriting. These results led to Aimco’s decision to redevelop an additional five floors with 103 apartment homes for an additional investment of approximately $13.5 million.
Development: Progressing as Planned
During second quarter, Aimco invested $22.2 million in the development of One Canal Street, located in the historic Bulfinch Triangle neighborhood of Boston’s West End. One Canal Street will include 310 apartment homes and 22,000 square feet of commercial space. Aimco expects completion of construction in second quarter 2016.
Balance Sheet and Liquidity: Leverage on Target and Declining
Components of Aimco Leverage

	AS OF JUNE 30, 2015
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,683.9	93%	8.4
Outstanding borrowings on revolving credit facility	47.5	1%	3.3
Preferred securities	247.7	6%	Perpetual
Total leverage	$3,979.1	100%	n/a
Leverage Ratios
Aimco target leverage ratios are: Debt and Preferred Equity to EBITDA below 7.0x; and EBITDA to Interest and Preferred Dividends greater than 2.5x. Aimco also tracks Debt to EBITDA and EBITDA to Interest ratios. See the Glossary for definitions of these metrics.

TRAILING-TWELVE-MONTHS ENDED JUNE 30,
	2015	2014
Debt to EBITDA	6.5x	6.8x
Debt and Preferred Equity to EBITDA	7.0x	7.3x
EBITDA to Interest	2.9x	2.6x
EBITDA to Interest and Preferred Dividends	2.6x	2.5x
Future leverage reduction is expected both from earnings growth, especially as apartment communities now being redeveloped or developed are completed and leased, and from regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco's only recourse debt at June 30 was its revolving credit facility, which Aimco uses for working capital and other short-term purposes, and to secure letters of credit.
At quarter-end, Aimco had outstanding borrowings on its revolving credit facility of $47.5 million and available capacity of $514.9 million, net of $37.6 million of letters of credit backed by the facility. Aimco also held cash and restricted cash on hand of $133.5 million.
Finally, Aimco held 23 apartment communities in its unencumbered asset pool with a total estimated fair market value of approximately $1.5 billion.

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Equity Activity
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.30 per share of Class A Common Stock for the quarter ended June 30, 2015, an increase of 15% compared to the dividend for the second quarter 2014. This dividend is payable on August 31, 2015, to stockholders of record on August 14, 2015.
2015 Outlook: Guidance Raised to Reflect First Half Outperformance

($ Amounts represent Aimco Share)	FULL YEAR 2015	PREVIOUS FULL YEAR 2015	CHANGE AT THE MIDPOINT	FULL YEAR 2014

Net income per share	$1.16 to $1.26	$0.88 to $0.98	+ $0.28	$2.06
Pro forma FFO per share	$2.16 to $2.26	$2.14 to $2.24	+ $0.02	$2.07
AFFO per share	$1.83 to $1.93	$1.82 to $1.92	+ $0.01	$1.68

Conventional Same Store Operating Measures
NOI change compared to prior year	5.00% to 6.00%	4.50% to 5.50%	+ 0.50%	5.5%
Revenue change compared to prior year	4.25% to 4.75%	4.00% to 4.50%	+ 0.25%	4.5%
Expense change compared to prior year	2.00% to 2.50%	2.50% to 3.00%	- 0.50%	2.3%

Investment Management Income
Recurring revenues	$24M	$24M	-	$27.3M
Non-recurring revenues	$4M	$0M	+ $4M	$4.2M

Income Taxes
Historic Tax Credit Benefit	$13M to $14M	$12M to $14M	+ $0.5M	$11.5M
Other Tax Benefits	$13M to $14M	$13M to $15M	- $0.5M	$8.5M

Offsite Costs
Property management expenses	$24M	$24M	-	$24.8M
General and administrative expenses	$43M	$43M	-	$44.1M
Investment management expenses	$6M	$6M	-	$7.3M

Capital Investments
Redevelopment	$120M to $125M	$120M to $130M	- $2.5M	$182.0M
Development	$105M to $115M	$90M to $100M	+ $15M	$46.9M
Property upgrades	$55M	$45M	+ $10M	$49.9M
Capital Replacements ($1,000 per apartment home)	$53M	$51M	+ $2M	$56.1M

Transactions
Real estate value of property dispositions	$400M to $450M	$250M to $300M	+ $150M	$689.5M
Aimco net proceeds from property dispositions	$215M to $225M	$150M to $160M	+ $65M	$435.2M
Real estate value of property acquisitions	$129M	n/a	n/a	$291.9M

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THIRD QUARTER 2015

Net income per share	$0.11 to $0.15
Pro forma FFO per share	$0.54 to $0.58
AFFO per share	$0.43 to $0.47

Conventional Same Store Operating Measures
NOI change compared to third quarter 2014	4.50% to 5.50%
NOI change compared to second quarter 2015	-1.25% to -0.25%
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, July 31, 2015 at 1:00 p.m. ET	Replay available until 9:00 a.m. ET on August 14, 2015
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 3442231	Passcode: 10068515
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts

Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website at http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the Glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 199 communities in 23 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President-Investor Relations
Investor Relations 303-691-4350, investor@aimco.com

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Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: third quarter and full year 2015 results, including but not limited to: Pro forma FFO and selected components thereof; AFFO; Aimco's redevelopment and development investments, timelines and stabilized rents; and expectations regarding sales of Aimco's apartment communities and the use of proceeds thereof. These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; our ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to our developments and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that our earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions, redevelopments and developments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco. In addition, Aimco's current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on its ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2014, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
REVENUES
Rental and other property revenues	$238,637	$239,492	$476,926	$479,628
Tax credit and asset management revenues	6,146	6,926	12,122	15,714
Total revenues	244,783	246,418	489,048	495,342

OPERATING EXPENSES
Property operating expenses	87,930	94,500	183,422	193,768
Investment management expenses	1,086	1,021	2,689	2,273
Depreciation and amortization	75,150	71,399	149,582	141,706
General and administrative expenses	12,062	10,119	22,714	20,646
Other expenses, net	2,912	3,582	3,931	5,874
Total operating expenses	179,140	180,621	362,338	364,267
Operating income	65,643	65,797	126,710	131,075
Interest income	1,705	1,671	3,430	3,400
Interest expense	(49,605)	(55,061)	(103,125)	(110,807)
Other, net	350	189	2,614	(1,790)
Income before income taxes and gain on dispositions	18,093	12,596	29,629	21,878
Income tax benefit	5,814	5,347	12,735	8,105
Income from continuing operations	23,907	17,943	42,364	29,983
Gain on dispositions of real estate, net of tax	44,781	66,662	130,474	136,154
Net income	68,688	84,605	172,838	166,137
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(111)	(2,226)	(4,867)	(13,615)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,736)	(1,602)	(3,472)	(3,207)
Net income attributable to common noncontrolling interests in Aimco OP	(2,972)	(3,735)	(7,370)	(7,346)
Net income attributable to noncontrolling interests	(4,819)	(7,563)	(15,709)	(24,168)
Net income attributable to Aimco	63,869	77,042	157,129	141,969
Net income attributable to Aimco preferred stockholders	(2,758)	(1,758)	(6,280)	(2,212)
Net income attributable to participating securities	(307)	(274)	(701)	(513)
Net income attributable to Aimco common stockholders	$60,804	$75,010	$150,148	$139,244
Earnings attributable to Aimco per common share - basic:
Income from continuing operations	$0.39	$0.51	$0.97	$0.96
Net income	$0.39	$0.51	$0.97	$0.96
Earnings attributable to Aimco per common share - diluted:
Income from continuing operations	$0.39	$0.51	$0.97	$0.95
Net income	$0.39	$0.51	$0.97	$0.95

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Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2015	December 31, 2014
ASSETS
Buildings and improvements	$6,349,056	$6,259,318
Land	1,881,739	1,885,640
Total real estate	8,230,795	8,144,958
Accumulated depreciation	(2,666,610)	(2,672,179)
Net real estate	5,564,185	5,472,779
Cash and cash equivalents	46,835	28,971
Restricted cash	89,083	91,445
Other assets	457,591	476,727
Assets held for sale	—	27,106
Total assets	$6,157,694	$6,097,028

LIABILITIES AND EQUITY
Non-recourse property debt	$3,818,487	$4,022,809
Revolving credit facility borrowings	47,520	112,330
Total indebtedness	3,866,007	4,135,139
Accounts payable	35,239	41,919
Accrued liabilities and other	280,118	279,077
Deferred income	70,303	81,882
Liabilities related to assets held for sale	—	28,969
Total liabilities	4,251,667	4,566,986
Preferred noncontrolling interests in Aimco OP	87,942	87,937
Equity:
Perpetual Preferred Stock	159,126	186,126
Class A Common Stock	1,563	1,464
Additional paid-in capital	4,064,959	3,696,143
Accumulated other comprehensive loss	(7,402)	(6,456)
Distributions in excess of earnings	(2,589,336)	(2,649,542)
Total Aimco equity	1,628,910	1,227,735
Noncontrolling interests in consolidated real estate partnerships	205,123	233,296
Common noncontrolling interests in Aimco OP	(15,948)	(18,926)
Total equity	1,818,085	1,442,105
Total liabilities and equity	$6,157,694	$6,097,028

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Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Aimco common stockholders	$60,804	$75,010	$150,148	$139,244
Adjustments:
Depreciation and amortization, net of noncontrolling partners' interest	72,997	69,553	145,619	137,983
Depreciation and amortization related to non-real estate assets, net of noncontrolling partners' interest	(2,610)	(2,384)	(5,098)	(4,771)
Gain on dispositions and other, net of income taxes and noncontrolling partners' interest	(43,304)	(65,972)	(124,031)	(123,018)
Provision for (recovery of) impairment losses related to depreciable real estate assets, including amounts related to unconsolidated entities and net of noncontrolling partners' interest	655	(163)	655	377
Common noncontrolling interests in Aimco OP's share of above adjustments	(1,348)	(45)	(832)	(550)
Amounts allocable to participating securities	(112)	(2)	(71)	(37)
FFO Attributable to Aimco common stockholders	$87,082	$75,997	$166,390	$149,228
Preferred equity redemption related amounts, net of common noncontrolling interests in Aimco OP and participating securities	—	—	658	—
Pro forma FFO Attributable to Aimco common stockholders	$87,082	$75,997	$167,048	$149,228
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(14,618)	(12,313)	(23,748)	(23,593)
AFFO Attributable to Aimco common stockholders	$72,464	$63,684	$143,300	$125,635

Weighted average common shares outstanding	155,524	145,657	154,672	145,565
Dilutive common stock equivalents	430	328	443	268
Total shares and dilutive share equivalents	155,954	145,985	155,115	145,833

FFO per share - diluted	$0.56	$0.52	$1.07	$1.02
Pro forma FFO per share - diluted	$0.56	$0.52	$1.08	$1.02
AFFO per share - diluted	$0.46	$0.44	$0.92	$0.86

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Supplemental Schedule 2(a)

Proportionate Adjusted Funds From Operations Presentation
Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014
(in thousands) (unaudited)
	Three Months Ended June 30, 2015				Three Months Ended June 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$177,351	$—	$(7,100)	$170,251	$169,611	$—	$(6,779)	$162,832
Conventional Redevelopment and Development	16,508	—	—	16,508	11,999	—	—	11,999
Conventional Acquisition	6,332	—	—	6,332	183	—	—	183
Other Conventional	10,277	536	—	10,813	8,080	502	—	8,582
Total Conventional	210,468	536	(7,100)	203,904	189,873	502	(6,779)	183,596
Affordable Same Store	21,954	—	—	21,954	21,605	—	—	21,605
Other Affordable	2,493	994	(139)	3,348	2,294	1,009	(136)	3,167
Total Affordable	24,447	994	(139)	25,302	23,899	1,009	(136)	24,772
Property management revenues, primarily from affiliates	3	(60)	145	88	30	(59)	139	110
Total rental and other property revenues	234,918	1,470	(7,094)	229,294	213,802	1,452	(6,776)	208,478

Property operating expenses
Conventional Same Store	55,223	—	(2,231)	52,992	55,054	—	(2,213)	52,841
Conventional Redevelopment and Development	5,670	—	—	5,670	5,150	—	—	5,150
Conventional Acquisition	2,923	—	—	2,923	102	—	—	102
Other Conventional	5,094	194	—	5,288	3,803	164	—	3,967
Total Conventional	68,910	194	(2,231)	66,873	64,109	164	(2,213)	62,060
Affordable Same Store	8,256	—	—	8,256	8,424	—	—	8,424
Other Affordable	874	446	(62)	1,258	1,151	486	(95)	1,542
Total Affordable	9,130	446	(62)	9,514	9,575	486	(95)	9,966
Casualties	1,535	—	8	1,543	2,852	—	(37)	2,815
Property management expenses	6,101	—	5	6,106	5,944	—	(69)	5,875
Total property operating expenses	85,676	640	(2,280)	84,036	82,480	650	(2,414)	80,716
Net real estate operations	149,242	830	(4,814)	145,258	131,322	802	(4,362)	127,762

Amortization of deferred tax credit income	6,112	—	—	6,112	6,833	—	—	6,833
Non-recurring revenues	34	—	200	234	93	—	4	97
Total tax credit and asset management revenues	6,146	—	200	6,346	6,926	—	4	6,930

Investment management expenses	(1,086)	—	—	(1,086)	(1,021)	—	—	(1,021)
Depreciation and amortization related to non-real estate assets	(2,608)	—	4	(2,604)	(2,355)	—	4	(2,351)
General and administrative expenses	(12,062)	—	—	(12,062)	(10,119)	—	13	(10,106)
Other expenses, net	(2,546)	(133)	11	(2,668)	(3,510)	(55)	(329)	(3,894)
Interest income	1,706	—	7	1,713	1,599	—	9	1,608
Interest expense	(49,116)	(316)	1,646	(47,786)	(50,150)	(389)	1,406	(49,133)
Other, net of non-FFO items	292	394	1,206	1,892	82	371	(512)	(59)
Income tax benefit	6,819	—	—	6,819	5,135	—	—	5,135
FFO related to Sold and Held For Sale Apartment Communities	606	—	10	616	8,681	13	(152)	8,542
Preferred dividends and distributions	(4,494)	—	—	(4,494)	(3,360)	—	—	(3,360)
Common noncontrolling interests in Aimco OP	(4,443)	—	—	(4,443)	(3,780)	—	—	(3,780)
Amounts allocated to participating securities	(419)	—	—	(419)	(276)	—	—	(276)
FFO / Pro forma FFO	$88,037	$775	$(1,730)	$87,082	$79,174	$742	$(3,919)	$75,997
Capital Replacements	(15,635)	—	1,017	(14,618)	(13,321)	—	1,008	(12,313)
AFFO	$72,402	$775	$(713)	$72,464	$65,853	$742	$(2,911)	$63,684

11

Supplemental Schedule 2(b)

Proportionate Funds From Operations and Adjusted Funds From Operations Presentation
Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014
(in thousands) (unaudited)
	Six Months Ended June 30, 2015				Six Months Ended June 30, 2014
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$352,553	$—	$(14,076)	$338,477	$337,271	$—	$(13,469)	$323,802
Conventional Redevelopment and Development	31,971	—	—	31,971	22,852	—	—	22,852
Conventional Acquisition	11,865	—	—	11,865	295	—	—	295
Other Conventional	19,760	1,068	—	20,828	15,570	964	—	16,534
Total Conventional	416,149	1,068	(14,076)	403,141	375,988	964	(13,469)	363,483
Affordable Same Store	43,920	—	—	43,920	42,989	—	—	42,989
Other Affordable	5,049	2,000	(278)	6,771	4,577	2,008	(273)	6,312
Total Affordable	48,969	2,000	(278)	50,691	47,566	2,008	(273)	49,301
Property management revenues, primarily from affiliates	4	(117)	288	175	32	(123)	276	185
Total rental and other property revenues	465,122	2,951	(14,066)	454,007	423,586	2,849	(13,466)	412,969

Property operating expenses
Conventional Same Store	112,926	—	(4,593)	108,333	111,326	—	(4,599)	106,727
Conventional Redevelopment and Development	11,686	—	—	11,686	9,912	—	—	9,912
Conventional Acquisition	4,884	—	—	4,884	161	—	—	161
Other Conventional	10,259	381	—	10,640	7,890	296	—	8,186
Total Conventional	139,755	381	(4,593)	135,543	129,289	296	(4,599)	124,986
Affordable Same Store	17,574	—	—	17,574	17,769	—	—	17,769
Other Affordable	2,056	880	(125)	2,811	2,211	912	(155)	2,968
Total Affordable	19,630	880	(125)	20,385	19,980	912	(155)	20,737
Casualties	5,619	—	(47)	5,572	6,942	—	133	7,075
Property management expenses	12,106	—	8	12,114	12,333	—	(101)	12,232
Total property operating expenses	177,110	1,261	(4,757)	173,614	168,544	1,208	(4,722)	165,030
Net real estate operations	288,012	1,690	(9,309)	280,393	255,042	1,641	(8,744)	247,939

Amortization of deferred tax credit income	12,051	—	—	12,051	13,667	—	—	13,667
Non-recurring revenues	71	—	473	544	2,047	—	9	2,056
Total tax credit and asset management revenues	12,122	—	473	12,595	15,714	—	9	15,723

Investment management expenses	(2,689)	—	—	(2,689)	(2,273)	—	—	(2,273)
Depreciation and amortization related to non-real estate assets	(5,093)	—	8	(5,085)	(4,708)	—	9	(4,699)
General and administrative expenses	(22,714)	—	—	(22,714)	(20,646)	—	32	(20,614)
Other expenses, net	(3,512)	(171)	35	(3,648)	(5,637)	(115)	(134)	(5,886)
Interest income	3,438	1	15	3,454	3,330	(12)	25	3,343
Interest expense	(101,246)	(622)	3,275	(98,593)	(100,214)	(722)	3,072	(97,864)
Other, net of non-FFO items	227	726	2,784	3,737	536	704	(1,102)	138
Income tax benefit	14,759	—	—	14,759	7,755	—	—	7,755
FFO related to Sold and Held For Sale Apartment Communities	3,172	—	33	3,205	19,983	43	(495)	19,531
Preferred dividends and distributions	(9,752)	—	—	(9,752)	(5,419)	—	—	(5,419)
Common noncontrolling interests in Aimco OP	(8,500)	—	—	(8,500)	(7,896)	—	—	(7,896)
Amounts allocated to participating securities	(772)	—	—	(772)	(550)	—	—	(550)
FFO	$167,452	$1,624	$(2,686)	$166,390	$155,017	$1,539	$(7,328)	$149,228
Preferred stock redemption related amounts	658	—	—	658	—	—	—	—
Pro forma FFO	168,110	1,624	(2,686)	167,048	155,017	1,539	(7,328)	149,228
Capital Replacements	(25,571)	—	1,823	(23,748)	(25,474)	—	1,881	(23,593)
AFFO	$142,539	$1,624	$(863)	$143,300	$129,543	$1,539	$(5,447)	$125,635

12

Supplemental Schedule 3

Portfolio Summary
As of June 30, 2015
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Effective Apartment Homes	Average Ownership
Conventional Same Store	112	35,431	34,530	97%
Conventional Redevelopment and Development	9	3,308	3,308	100%
Conventional Acquisition	8	1,391	1,391	100%
Other Conventional	14	1,295	1,225	95%
Total Conventional portfolio	143	41,425	40,454	98%

Affordable Same Store [1]	45	7,311	7,311	100%
Other Affordable [2]	11	1,374	975	71%
Total Affordable portfolio	56	8,685	8,286	95%
Total portfolio	199	50,110	48,740	97%

[1] Represents Aimco's portfolio of Affordable Apartment Communities redeveloped with Low Income Housing Tax Credits, generally between 2005 and 2009. Aimco expects to sell these apartment communities as the tax credit delivery or compliance periods expire, which expirations occur primarily between 2015 to 2023.
[2] Represents Aimco's portfolio of Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.

13

Supplemental Schedule 4

Proportionate Balance Sheet Data
As of June 30, 2015
(in thousands)(unaudited)
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,230,795	$50,712	$(253,926)	$8,027,581
Accumulated depreciation	(2,666,610)	(10,297)	81,600	(2,595,307)
Net real estate	5,564,185	40,415	(172,326)	5,432,274
Cash and cash equivalents	46,835	352	(2,512)	44,675
Restricted cash	89,083	1,473	(1,780)	88,776
Investment in unconsolidated real estate partnerships	16,087	(16,087)	—	—
Deferred financing costs, net	27,413	203	(298)	27,318
Goodwill	44,389	—	—	44,389
Other assets	369,702	(1,093)	(158,001)	210,608
Total assets	$6,157,694	$25,263	$(334,917)	$5,848,040

LIABILITIES AND EQUITY
Non-recourse property debt	$3,818,487	$23,908	$(158,485)	$3,683,910
Revolving credit facility borrowings	47,520	—	—	47,520
Deferred income [1]	70,303	18	(226)	70,095
Other liabilities	315,357	1,337	(124,152)	192,542
Total liabilities	4,251,667	25,263	(282,863)	3,994,067
Preferred noncontrolling interests in Aimco OP	87,942	—	—	87,942
Perpetual preferred stock	159,126	—	—	159,126
Other Aimco equity	1,469,784	—	153,069	1,622,853
Noncontrolling interests in consolidated real estate partnerships	205,123	—	(205,123)	—
Common noncontrolling interests in Aimco OP	(15,948)	—	—	(15,948)
Total liabilities and equity	$6,157,694	$25,263	$(334,917)	$5,848,040

[1]
Deferred income represents cash received by Aimco and other amounts required by GAAP to be recognized in earnings in future periods as Aimco performs certain responsibilities under tax credit agreements or as other events occur in the future. Because Aimco does not have an obligation to settle these amounts in cash, Aimco does not include deferred income in liabilities for purposes of calculating NAV. Future earnings related to these amounts are also excluded from Aimco's calculations of NAV.

14

Supplemental Schedule 5

Capitalization and Financial Metrics						(Page 1 of 2)
As of June 30, 2015
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balances		Weighted Average Maturity (Years)
Fixed rate loans payable	$3,654,525	$23,908	$(158,485)	$3,519,948		8.1
Floating rate tax-exempt bonds	85,552	—	—	85,552		4.2
Fixed rate tax-exempt bonds	78,410	—	—	78,410		24.3
Total non-recourse property debt	$3,818,487	$23,908	$(158,485)	$3,683,910	[1]	8.4
Revolving credit facility borrowings	47,520	—	—	47,520
Cash and restricted cash	(135,918)	(1,825)	4,292	(133,451)
Securitization Trust Assets [2]	(61,949)	—	—	(61,949)
Net Debt	$3,668,140	$22,083	$(154,193)	$3,536,030

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2015 3Q	$18,814	$8,332		$27,146	0.23%	5.83%
2015 4Q	19,445	12,344		31,789	0.34%	5.56%
Total 2015	38,259	20,676		58,935	0.56%	5.67%

2016 1Q	18,902	24,527		43,429	0.67%	5.74%
2016 2Q	19,656	1,211		20,867	0.03%	5.85%
2016 3Q	19,259	—		19,259	—%	—%
2016 4Q	20,043	247,994		268,037	6.73%	4.67%
Total 2016	77,860	273,732		351,592	7.43%	4.77%

2017	77,953	325,853		403,806	8.85%	5.92%
2018	74,419	155,416		229,835	4.22%	4.33%
2019	69,022	542,449		611,471	14.72%	5.54%
2020	61,614	303,741		365,355	8.25%	6.12%
2021	43,134	683,565	[3]	726,699	18.56%	5.50%
2022	30,861	233,439		264,300	6.34%	4.77%
2023	16,186	91,368		107,554	2.48%	5.14%
2024	13,980	36,489		50,469	0.99%	4.12%
Thereafter	350,067	163,827		513,894	4.45%	3.31%
Total	$853,355	$2,830,555		$3,683,910		4.76%	[4]

[1]	Represents the carrying amount of Aimco's debt at June 30, 2015, which debt had a mark-to-market liability of $150.8 million at quarter end.
[2]
In 2011, $673.8 million of Aimco's loans payable were securitized in a trust holding only these loans. Aimco purchased for $51.5 million the subordinate positions in the trust that holds these loans. The subordinate positions have a face value of $100.9 million and a carrying amount of $61.9 million, and are included in other assets on Aimco’s Consolidated Balance Sheet at June 30, 2015. The carrying amount of these investments effectively reduces Aimco's June 30, 2015 debt balances.

[3]	2021 maturities include property loans that will repay substantially all of Aimco’s subordinate positions in the securitization trust discussed above.
[4]
Represents the Money-Weighted Average Interest Rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of June 30, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.

15

Supplemental Schedule 5 (continued)

Capitalization and Financial Metrics				(Page 2 of 2)
(share, unit and dollar amounts in thousands) (unaudited)
Preferred Securities

	Shares/Units Outstanding as of June 30, 2015	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class A	5,000	5/17/2019	6.875%	$125,000
Class Z	1,392	7/29/2016	7.000%	34,791
Total perpetual preferred stock			6.902%	159,791

Preferred Partnership Units	3,279		7.895%	87,942
Total preferred securities			7.255%	$247,733

Common Stock, Partnership Units and Equivalents

As of
June 30, 2015
Class A Common Stock outstanding	155,527
Dilutive options and restricted stock	602
Total shares and dilutive share equivalents	156,129
Common Partnership Units and equivalents	7,614
Total shares, units and dilutive share equivalents	163,743

Debt Ratios
Trailing Twelve Months Ended June 30,
	2015	2014
Debt to EBITDA	6.5x	6.8x
Debt and Preferred Equity to EBITDA	7.0x	7.3x
EBITDA to Interest	2.9x	2.6x
EBITDA to Interest and Preferred Dividends	2.6x	2.5x

Revolving Line of Credit Debt Coverage Covenants
	Amount	Covenant
Debt Service Coverage Ratio	1.92x	1.50x
Fixed Charge Coverage Ratio	1.81x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings [5]	Issuer Default Rating	BBB- (stable)

[5] In June 2015, Fitch Ratings upgraded Aimco to BBB- from BB+.

16

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
Second Quarter 2015 Compared to Second Quarter 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2015	2Q 2014	Growth	2Q 2015	2Q 2014	Growth	2Q 2015	2Q 2014	Growth	2Q 2015	2Q 2015	2Q 2014	2Q 2015	2Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$21,286	$20,070	6.1%	$5,469	$5,444	0.5%	$15,817	$14,626	8.1%	74.3%	96.3%	95.8%	$2,540	$2,407
Orange County	1	770	770	5,033	4,825	4.3%	1,303	1,262	3.2%	3,730	3,563	4.7%	74.1%	96.4%	96.3%	2,261	2,169
San Diego	6	2,032	2,032	9,871	9,376	5.3%	2,527	2,539	(0.5)%	7,344	6,837	7.4%	74.4%	96.9%	96.5%	1,672	1,594
Southern CA Total	19	6,354	5,703	36,190	34,271	5.6%	9,299	9,245	0.6%	26,891	25,026	7.5%	74.3%	96.5%	96.1%	2,192	2,084
East Bay	1	246	246	1,696	1,477	14.8%	508	432	17.6%	1,188	1,045	13.7%	70.0%	97.1%	96.6%	2,366	2,072
San Jose	1	224	224	1,402	1,288	8.9%	371	399	(7.0)%	1,031	889	16.0%	73.5%	96.4%	96.9%	2,164	1,978
San Francisco	5	774	774	5,617	5,109	9.9%	1,374	1,481	(7.2)%	4,243	3,628	17.0%	75.5%	97.4%	96.8%	2,483	2,274
Northern CA Total	7	1,244	1,244	8,715	7,874	10.7%	2,253	2,312	(2.6)%	6,462	5,562	16.2%	74.1%	97.2%	96.8%	2,403	2,180

Atlanta	6	1,325	1,311	4,784	4,577	4.5%	1,845	1,748	5.5%	2,939	2,829	3.9%	61.4%	94.4%	95.4%	1,287	1,219
Boston	12	4,173	4,173	18,036	17,162	5.1%	6,531	6,404	2.0%	11,505	10,758	6.9%	63.8%	97.0%	97.1%	1,485	1,411
Chicago	10	3,246	3,246	15,092	14,414	4.7%	4,987	5,347	(6.7)%	10,105	9,067	11.4%	67.0%	96.6%	95.7%	1,605	1,546
Denver	6	1,325	1,286	5,520	5,146	7.3%	1,433	1,506	(4.8)%	4,087	3,640	12.3%	74.0%	96.2%	95.3%	1,487	1,399
Manhattan	8	230	230	2,197	2,018	8.9%	953	899	6.0%	1,244	1,119	11.2%	56.6%	96.8%	96.5%	3,289	3,032
Miami	5	2,471	2,460	16,040	15,153	5.9%	5,048	4,783	5.5%	10,992	10,370	6.0%	68.5%	95.7%	96.4%	2,272	2,129
Philadelphia	4	2,042	1,963	8,588	8,438	1.8%	2,770	3,022	(8.3)%	5,818	5,416	7.4%	67.7%	97.0%	97.4%	1,504	1,471
Phoenix	2	812	812	2,576	2,443	5.4%	954	906	5.3%	1,622	1,537	5.5%	63.0%	94.1%	93.1%	1,124	1,078
Seattle	1	104	104	545	499	9.2%	208	212	(1.9)%	337	287	17.4%	61.8%	98.2%	97.2%	1,777	1,645
Suburban New York - New Jersey	2	1,162	1,162	5,351	5,147	4.0%	1,706	1,789	(4.6)%	3,645	3,358	8.5%	68.1%	96.7%	96.9%	1,587	1,524
Washington - No. Va - MD	14	6,547	6,519	28,773	28,442	1.2%	8,777	8,846	(0.8)%	19,996	19,596	2.0%	69.5%	96.7%	96.3%	1,522	1,510

Total Target Markets	96	31,035	30,213	152,407	145,584	4.7%	46,764	47,019	(0.5)%	105,643	98,565	7.2%	69.3%	96.5%	96.3%	1,743	1,668

Other Markets
Baltimore	4	797	797	3,186	3,147	1.2%	1,269	1,168	8.6%	1,917	1,979	(3.1)%	60.2%	92.7%	95.0%	1,437	1,385
Nashville	3	764	764	2,937	2,708	8.5%	962	969	(0.7)%	1,975	1,739	13.6%	67.2%	96.1%	95.8%	1,333	1,233
Norfolk - Richmond	5	1,487	1,408	4,560	4,527	0.7%	1,499	1,478	1.4%	3,061	3,049	0.4%	67.1%	96.0%	95.7%	1,124	1,119
Other Markets	4	1,348	1,348	6,852	6,696	2.3%	2,605	2,499	4.2%	4,247	4,197	1.2%	62.0%	96.4%	96.9%	1,758	1,709

Total Other Markets	16	4,396	4,317	17,535	17,078	2.7%	6,335	6,114	3.6%	11,200	10,964	2.2%	63.9%	95.5%	96.0%	1,417	1,374

Grand Total	112	35,431	34,530	$169,942	$162,662	4.5%	$53,099	$53,133	(0.1)%	$116,843	$109,529	6.7%	68.8%	96.3%	96.2%	$1,703	$1,632

17

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
Second Quarter 2015 Compared to First Quarter 2015
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	2Q 2015	1Q 2015	Growth	2Q 2015	1Q 2015	Growth	2Q 2015	1Q 2015	Growth	2Q 2015	2Q 2015	1Q 2015	2Q 2015	1Q 2015
Target Markets
Los Angeles	12	3,552	2,901	$21,286	$21,118	0.8%	$5,469	$5,755	(5.0)%	$15,817	$15,363	3.0%	74.3%	96.3%	95.9%	$2,540	$2,530
Orange County	1	770	770	5,033	4,956	1.6%	1,303	1,341	(2.8)%	3,730	3,615	3.2%	74.1%	96.4%	95.1%	2,261	2,255
San Diego	6	2,032	2,032	9,871	9,603	2.8%	2,527	2,610	(3.2)%	7,344	6,993	5.0%	74.4%	96.9%	96.0%	1,672	1,641
Southern CA Total	19	6,354	5,703	36,190	35,677	1.4%	9,299	9,706	(4.2)%	26,891	25,971	3.5%	74.3%	96.5%	95.8%	2,192	2,176
East Bay	1	246	246	1,696	1,668	1.7%	508	526	(3.4)%	1,188	1,142	4.0%	70.0%	97.1%	95.9%	2,366	2,357
San Jose	1	224	224	1,402	1,336	4.9%	371	422	(12.1)%	1,031	914	12.8%	73.5%	96.4%	94.7%	2,164	2,099
San Francisco	5	774	774	5,617	5,448	3.1%	1,374	1,464	(6.1)%	4,243	3,984	6.5%	75.5%	97.4%	96.5%	2,483	2,431
Northern CA Total	7	1,244	1,244	8,715	8,452	3.1%	2,253	2,412	(6.6)%	6,462	6,040	7.0%	74.1%	97.2%	96.1%	2,403	2,358

Atlanta	6	1,325	1,311	4,784	4,674	2.4%	1,845	1,735	6.3%	2,939	2,939	—%	61.4%	94.4%	93.6%	1,287	1,269
Boston	12	4,173	4,173	18,036	17,649	2.2%	6,531	6,834	(4.4)%	11,505	10,815	6.4%	63.8%	97.0%	96.7%	1,485	1,458
Chicago	10	3,246	3,246	15,092	14,980	0.7%	4,987	5,313	(6.1)%	10,105	9,667	4.5%	67.0%	96.6%	96.4%	1,605	1,596
Denver	6	1,325	1,286	5,520	5,447	1.3%	1,433	1,485	(3.5)%	4,087	3,962	3.2%	74.0%	96.2%	95.4%	1,487	1,479
Manhattan	8	230	230	2,197	2,174	1.1%	953	975	(2.3)%	1,244	1,199	3.8%	56.6%	96.8%	98.4%	3,289	3,202
Miami	5	2,471	2,460	16,040	16,001	0.2%	5,048	4,949	2.0%	10,992	11,052	(0.5)%	68.5%	95.7%	97.2%	2,272	2,231
Philadelphia	4	2,042	1,963	8,588	8,570	0.2%	2,770	3,355	(17.4)%	5,818	5,215	11.6%	67.7%	97.0%	96.0%	1,504	1,515
Phoenix	2	812	812	2,576	2,517	2.3%	954	892	7.0%	1,622	1,625	(0.2)%	63.0%	94.1%	94.5%	1,124	1,094
Seattle	1	104	104	545	521	4.6%	208	206	1.0%	337	315	7.0%	61.8%	98.2%	98.6%	1,777	1,693
Suburban New York - New Jersey	2	1,162	1,162	5,351	5,292	1.1%	1,706	1,731	(1.4)%	3,645	3,561	2.4%	68.1%	96.7%	96.9%	1,587	1,567
Washington - No. Va - MD	14	6,547	6,519	28,773	28,616	0.5%	8,777	9,526	(7.9)%	19,996	19,090	4.7%	69.5%	96.7%	95.6%	1,522	1,530

Total Target Markets	96	31,035	30,213	152,407	150,570	1.2%	46,764	49,119	(4.8)%	105,643	101,451	4.1%	69.3%	96.5%	96.0%	1,743	1,730

Other Markets
Baltimore	4	797	797	3,186	3,146	1.3%	1,269	1,225	3.6%	1,917	1,921	(0.2)%	60.2%	92.7%	92.5%	1,437	1,422
Nashville	3	764	764	2,937	2,868	2.4%	962	977	(1.5)%	1,975	1,891	4.4%	67.2%	96.1%	96.0%	1,333	1,304
Norfolk - Richmond	5	1,487	1,408	4,560	4,554	0.1%	1,499	1,506	(0.5)%	3,061	3,048	0.4%	67.1%	96.0%	95.5%	1,124	1,129
Other Markets	4	1,348	1,348	6,852	6,791	0.9%	2,605	2,611	(0.2)%	4,247	4,180	1.6%	62.0%	96.4%	94.1%	1,758	1,785

Total Other Markets	16	4,396	4,317	17,535	17,359	1.0%	6,335	6,319	0.3%	11,200	11,040	1.4%	63.9%	95.5%	94.6%	1,417	1,417

Grand Total	112	35,431	34,530	$169,942	$167,929	1.2%	$53,099	$55,438	(4.2)%	$116,843	$112,491	3.9%	68.8%	96.3%	95.8%	$1,703	$1,691

18

Supplemental Schedule 6(c)

Conventional Same Store Operating Results
Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Effective Apartment Home
	Apartment Communities	Apartment Homes	Effective Apartment Homes	YTD 2Q 2015	YTD 2Q 2014	Growth	YTD 2Q 2015	YTD 2Q 2014	Growth	YTD 2Q 2015	YTD 2Q 2014	Growth	YTD 2Q 2015	YTD 2Q 2015	YTD 2Q 2014	YTD 2Q 2015	YTD 2Q 2014
Target Markets
Los Angeles	12	3,552	2,901	$42,404	$39,995	6.0%	$11,224	$11,203	0.2%	$31,180	$28,792	8.3%	73.5%	96.1%	95.8%	$2,535	$2,399
Orange County	1	770	770	9,990	9,610	4.0%	2,643	2,589	2.1%	7,347	7,021	4.6%	73.5%	95.8%	96.3%	2,258	2,159
San Diego	6	2,032	2,032	19,475	18,418	5.7%	5,137	5,152	(0.3)%	14,338	13,266	8.1%	73.6%	96.4%	96.5%	1,657	1,566
Southern CA Total	19	6,354	5,703	71,869	68,023	5.7%	19,004	18,944	0.3%	52,865	49,079	7.7%	73.6%	96.2%	96.1%	2,184	2,068
East Bay	1	246	246	3,364	2,930	14.8%	1,034	903	14.5%	2,330	2,027	14.9%	69.3%	96.5%	97.4%	2,362	2,039
San Jose	1	224	224	2,738	2,566	6.7%	794	827	(4.0)%	1,944	1,739	11.8%	71.0%	95.6%	96.1%	2,132	1,986
San Francisco	5	774	774	11,065	10,072	9.9%	2,838	2,977	(4.7)%	8,227	7,095	16.0%	74.4%	97.0%	96.4%	2,457	2,250
Northern CA Total	7	1,244	1,244	17,167	15,568	10.3%	4,666	4,707	(0.9)%	12,501	10,861	15.1%	72.8%	96.6%	96.5%	2,380	2,161

Atlanta	6	1,325	1,311	9,458	9,017	4.9%	3,580	3,423	4.6%	5,878	5,594	5.1%	62.1%	94.0%	95.3%	1,278	1,203
Boston	12	4,173	4,173	35,685	33,919	5.2%	13,365	12,938	3.3%	22,320	20,981	6.4%	62.5%	96.9%	96.3%	1,471	1,406
Chicago	10	3,246	3,246	30,073	28,872	4.2%	10,300	10,629	(3.1)%	19,773	18,243	8.4%	65.8%	96.5%	95.6%	1,601	1,550
Denver	6	1,325	1,286	10,967	10,236	7.1%	2,918	2,998	(2.7)%	8,049	7,238	11.2%	73.4%	95.8%	95.6%	1,483	1,387
Manhattan	8	230	230	4,371	4,056	7.8%	1,928	1,853	4.0%	2,443	2,203	10.9%	55.9%	97.6%	97.0%	3,245	3,029
Miami	5	2,471	2,460	32,041	30,171	6.2%	9,997	9,486	5.4%	22,044	20,685	6.6%	68.8%	96.4%	97.0%	2,252	2,107
Philadelphia	4	2,042	1,963	17,158	16,752	2.4%	6,125	6,378	(4.0)%	11,033	10,374	6.4%	64.3%	96.5%	96.8%	1,509	1,469
Phoenix	2	812	812	5,094	4,894	4.1%	1,845	1,758	4.9%	3,249	3,136	3.6%	63.8%	94.3%	92.6%	1,109	1,084
Seattle	1	104	104	1,066	982	8.6%	414	430	(3.7)%	652	552	18.1%	61.2%	98.4%	97.4%	1,735	1,616
Suburban New York - New Jersey	2	1,162	1,162	10,643	10,151	4.8%	3,437	3,545	(3.0)%	7,206	6,606	9.1%	67.7%	96.8%	96.3%	1,577	1,512
Washington - No. Va - MD	14	6,547	6,519	57,389	56,830	1.0%	18,302	17,796	2.8%	39,087	39,034	0.1%	68.1%	96.2%	95.9%	1,526	1,516

Total Target Markets	96	31,035	30,213	302,981	289,471	4.7%	95,881	94,885	1.0%	207,100	194,586	6.4%	68.4%	96.2%	96.0%	1,737	1,663

Other Markets
Baltimore	4	797	797	6,332	6,332	—%	2,494	2,335	6.8%	3,838	3,997	(4.0)%	60.6%	92.6%	95.2%	1,430	1,390
Nashville	3	764	764	5,805	5,360	8.3%	1,939	1,898	2.2%	3,866	3,462	11.7%	66.6%	96.0%	96.0%	1,319	1,218
Norfolk - Richmond	5	1,487	1,408	9,113	9,008	1.2%	3,005	2,916	3.1%	6,108	6,092	0.3%	67.0%	95.7%	95.1%	1,127	1,121
Other Markets	4	1,348	1,348	13,643	13,291	2.6%	5,216	5,057	3.1%	8,427	8,234	2.3%	61.8%	95.2%	96.6%	1,772	1,702

Total Other Markets	16	4,396	4,317	34,893	33,991	2.7%	12,654	12,206	3.7%	22,239	21,785	2.1%	63.7%	95.0%	95.7%	1,417	1,371

Grand Total	112	35,431	34,530	$337,874	$323,462	4.5%	$108,535	$107,091	1.3%	$229,339	$216,371	6.0%	67.9%	96.1%	96.0%	$1,697	$1,626

19

Supplemental Schedule 6(d)

Conventional Same Store Operating Expense Detail
(in thousands) (unaudited)

Quarterly Comparison

	2Q 2015	% of Total	2Q 2014	$ Change	% Change
Real estate taxes	$16,293	30.7%	$16,051	$242	1.5%
Onsite payroll	9,580	18.0%	9,355	225	2.4%
Utilities	10,573	19.9%	10,515	58	0.6%
Repairs and maintenance	7,565	14.2%	7,205	360	5.0%
Software, technology and other	3,640	6.9%	3,834	(194)	(5.1)%
Insurance	1,740	3.3%	2,212	(472)	(21.3)%
Marketing	1,758	3.3%	2,119	(361)	(17.0)%
Expensed turnover costs	1,950	3.7%	1,842	108	5.9%
Total	$53,099	100.0%	$53,133	$(34)	(0.1)%

Sequential Comparison

	2Q 2015	% of Total	1Q 2015	$ Change	% Change
Real estate taxes	$16,293	30.7%	$16,750	$(457)	(2.7)%
Onsite payroll	9,580	18.0%	9,992	(412)	(4.1)%
Utilities	10,573	19.9%	12,081	(1,508)	(12.5)%
Repairs and maintenance	7,565	14.2%	7,149	416	5.8%
Software, technology and other	3,640	6.9%	3,525	115	3.3%
Insurance	1,740	3.3%	2,546	(806)	(31.7)%
Marketing	1,758	3.3%	1,787	(29)	(1.6)%
Expensed turnover costs	1,950	3.7%	1,608	342	21.3%
Total	$53,099	100.0%	$55,438	$(2,339)	(4.2)%

Year to Date Comparison

	YTD 2Q 2015	% of Total	YTD 2Q 2014	$ Change	% Change
Real estate taxes	$33,042	30.4%	$32,118	$924	2.9%
Onsite payroll	19,572	18.0%	19,186	386	2.0%
Utilities	22,653	20.9%	22,234	419	1.9%
Repairs and maintenance	14,715	13.6%	13,772	943	6.8%
Software, technology and other	7,165	6.6%	7,431	(266)	(3.6)%
Insurance	4,286	3.9%	4,849	(563)	(11.6)%
Marketing	3,545	3.3%	4,252	(707)	(16.6)%
Expensed turnover costs	3,557	3.3%	3,249	308	9.5%
Total	$108,535	100.0%	$107,091	$1,444	1.3%

20

Supplemental Schedule 7(a)

Conventional Portfolio Data by Market
Second Quarter 2015 Compared to Second Quarter 2014
(unaudited)

	Quarter Ended June 30, 2015					Quarter Ended June 30, 2014
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Revenue per Effective Apartment Home
Target Markets
Los Angeles	13	4,347	3,696	14.9%	$2,575	13	4,248	3,597	11.9%	$2,389
Orange County	2	966	966	3.1%	2,047	4	1,213	1,213	3.6%	1,868
San Diego	12	2,423	2,353	6.2%	1,618	12	2,430	2,360	5.9%	1,567
Southern CA Total	27	7,736	7,015	24.2%	2,187	29	7,891	7,170	21.4%	2,013
East Bay	2	413	413	1.2%	1,957	2	413	413	1.1%	1,753
San Jose	2	548	548	1.6%	2,152	1	224	224	0.7%	1,976
San Francisco	7	1,208	1,208	5.0%	2,717	7	1,208	1,208	3.6%	2,358
Northern CA Total	11	2,169	2,169	7.8%	2,425	10	1,845	1,845	5.4%	2,154

Atlanta	8	1,497	1,483	2.4%	1,409	6	1,325	1,311	2.1%	1,218
Boston	15	4,689	4,689	8.3%	1,485	12	4,173	4,173	8.2%	1,410
Chicago	10	3,246	3,246	7.4%	1,605	10	3,245	3,245	6.8%	1,546
Denver	8	2,065	2,026	4.4%	1,432	7	1,613	1,540	3.1%	1,358
Manhattan	17	774	774	3.1%	3,381	23	999	999	3.4%	2,949
Miami	5	2,561	2,550	8.1%	2,272	5	2,516	2,505	7.8%	2,128
Philadelphia	6	3,532	3,453	6.8%	1,658	6	3,538	3,459	7.3%	1,611
Phoenix	2	812	812	1.2%	1,124	5	1,374	1,230	1.7%	1,020
Seattle	2	239	239	0.7%	1,934	2	239	239	0.3%	1,847
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,587	2	1,162	1,162	2.5%	1,523
Washington - No. Va - MD	14	6,547	6,519	14.7%	1,522	14	6,547	6,519	14.7%	1,509

Total Target Markets	127	37,029	36,137	91.8%	1,801	131	36,467	35,397	84.7%	1,691

Other Markets
Baltimore	4	797	797	1.4%	1,437	5	1,180	1,066	1.9%	1,343
Nashville	3	764	764	1.4%	1,330	4	1,114	1,114	1.7%	1,153
Norfolk - Richmond	5	1,487	1,408	2.2%	1,124	6	1,643	1,564	2.5%	1,108
Other Markets	4	1,348	1,348	3.2%	1,758	11	6,898	6,835	9.2%	1,014

Total Other Markets	16	4,396	4,317	8.2%	1,417	26	10,835	10,579	15.3%	1,076

Grand Total	143	41,425	40,454	100.0%	$1,759	157	47,302	45,976	100.0%	$1,548

21

Supplemental Schedule 7(b)

Conventional Portfolio Data by Market
First Quarter 2015 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of "A," "B" and "C+" quality market-rate apartment communities, averaging
"B/B+" in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: "A" quality assets are those with rents greater than 125% of the local market average; "B" quality assets are those with rents 90% to 125% of the local market average; "C+" quality assets are those with rents greater than $1,100 per month but lower than 90% of the local market average; and "C" quality assets are those with rents less than $1,100 per month and lower than 90% of the local market average. The schedule below illustrates Aimco’s Conventional Apartment Community portfolio quality based on 1Q 2015 data, the most recent period for which third-party data is available. The portfolio data has been adjusted to remove apartment communities sold through 2Q 2015.

The average age of Aimco's portfolio, adjusted for its sizable investment in redevelopment, is approximately 28 years. See the Glossary for further information.

	Quarter Ended March 31, 2015
	Apartment Communities	Apartment Homes	Effective Apartment Homes	% Aimco NOI	Average Rent per Effective Apartment Home [1]	Market Rent [2]	Percentage of Market Rent Average	Average Age of Apartment Communities
Target Markets
Los Angeles	13	4,319	3,668	14.5%	$2,351	$1,503	156.4%	10
Orange County	2	966	966	3.2%	1,882	1,661	113.3%	7
San Diego	12	2,430	2,360	5.9%	1,432	1,460	98.1%	28
Southern CA Total	27	7,715	6,994	23.6%	1,980	1,511	131.0%	13
East Bay	2	413	413	1.2%	1,719	1,575	109.1%	37
San Jose	2	548	548	1.6%	2,098	1,909	109.9%	17
San Francisco	7	1,208	1,208	4.8%	2,363	2,280	103.6%	18
Northern CA Total	11	2,169	2,169	7.6%	2,169	2,050	105.8%	20

Atlanta	8	1,497	1,483	2.6%	1,156	855	135.2%	13
Boston	12	4,173	4,173	8.3%	1,353	1,903	71.1%	33
Chicago	10	3,245	3,245	7.4%	1,388	1,121	123.8%	21
Denver	8	2,057	2,018	4.5%	1,251	993	126.0%	20
Manhattan	17	775	775	3.0%	3,188	3,234	98.6%	107
Miami	5	2,540	2,529	8.5%	1,966	1,205	163.2%	24
Philadelphia	6	3,532	3,453	6.6%	1,429	1,131	126.3%	34
Phoenix	2	812	812	1.3%	977	773	126.4%	14
Seattle	2	239	239	0.6%	1,679	1,222	137.4%	14
Suburban New York - New Jersey	2	1,162	1,162	2.7%	1,414	1,325	106.7%	28
Washington - No. Va - MD	14	6,547	6,519	14.7%	1,370	1,568	87.4%	42

Total Target Markets	124	36,463	35,571	91.4%	1,603	1,466	109.3%	27

Other Markets
Baltimore	4	797	797	1.5%	1,256	1,114	112.7%	41
Nashville	3	764	764	1.5%	1,127	842	133.8%	22
Norfolk - Richmond	5	1,487	1,408	2.4%	965	912	105.8%	25
Other Markets	4	1,348	1,348	3.2%	1,495	1,209	123.7%	39

Total Other Markets	16	4,396	4,317	8.6%	1,211	1,030	117.6%	34

Grand Total	140	40,859	39,888	100.0%	$1,560	$1,418	110.0%	28

[1] Represents rents after concessions and vacancy loss, divided by the number of Effective Apartment Homes. Does not include other rental income.
[2] 1Q 2015 effective rents per REIS.

22

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Second Quarter 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]		Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	1	1,707	100%	$100.4	8.3%	6.3%		$32.6	$57.4	$100.4	$57.4	$876
Affordable	1	84	80%	9.5	3.9%	2.8%		6.7	2.6	7.6	1.8	956
Total Dispositions	2	1,791	99%	$109.9	8.0%	6.0%		$39.3	$60.0	$108.0	$59.2	$878

Year-to-Date 2015 Dispositions

	Apartment Communities	Number of Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]		Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Home
Conventional	5	2,633	95%	$244.2	6.7%	5.4%		$88.7	$129.5	$230.2	$128.7	$1,004
Affordable	3	258	27%	13.5	3.8%	2.7%		6.7	6.3	9.6	3.8	951
Total Dispositions	8	2,891	89%	$257.7	6.6%	5.3%		$95.4	$135.8	$239.8	$132.5	$1,002

[1] Refer to the Glossary for definitions of NOI Cap Rate and Free Cash Flow Cap Rate. Conventional Apartment Communities sold during 2015 are primarily outside of Aimco's target markets or in less desirable locations within Aimco's target markets, including Garden Grove, CA, Cypress, CA, Englewood, CO, Towson, MD, and Wyoming, MI, and had average revenues per apartment home significantly below that of Aimco's retained portfolio. Accordingly, Aimco believes the NOI Cap Rates and Free Cash Flow Cap Rates for Conventional Apartment Communities sold during 2015 are not indicative of those for Aimco's retained portfolio.
[2] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

Year-to-Date 2015 Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue Per Apartment Home (At Acquisition)
Mezzo	Atlanta, GA	March	94	$38.3	$3,021
Axiom Apartment Homes	Cambridge, MA	April	115	63.0	n/a		[3]
270 on Third	Cambridge, MA	June	91	27.9	n/a		[4]
Total Acquisitions			300	$129.2

[3] Aimco acquired this community at the completion of construction and began leasing up the six-story building during the second quarter. As of June 30, 2015, the apartment homes were 13% occupied.
Upon stabilization, revenues per apartment home are expected to average $3,550.
[4] Community is currently under construction with completion anticipated in fourth quarter 2015. Upon stabilization, revenues per apartment home are expected to average $2,600. Refer to Schedule 10 for more information about the development.

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Supplemental Schedule 9

Capital Additions
(in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Property Upgrades, Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item that was consumed prior to Aimco’s ownership. See the Glossary for further descriptions.

	Three Months Ended June 30, 2015			Six Months Ended June 30, 2015
	Conventional	Affordable	Total	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$9,046	$1,230	$10,276	$13,215	$2,006	$15,221
Turnover capital additions	2,034	233	2,267	3,733	457	4,190
Capitalized site payroll and indirect costs	966	48	1,014	1,723	67	1,790
Capital Replacements	12,046	1,511	13,557	18,671	2,530	21,201
Capital Improvements	4,543	341	4,884	7,221	495	7,716
Property Upgrades	10,429	4	10,433	19,633	56	19,689
Redevelopment	44,681	—	44,681	68,156	—	68,156
Development	22,216	—	22,216	40,054	—	40,054
Casualty	1,231	59	1,290	2,560	1,373	3,933
Total Capital Additions [1]	$95,146	$1,915	$97,061	$156,295	$4,454	$160,749

Total apartment homes	41,425	9,122	50,547	41,425	9,122	50,547
Capital Replacements per apartment home	$291	$166	$268	$451	$277	$419

[1] Total Capital Additions reported above exclude $0.1 million and $0.4 million, respectively, for the three and six months ended June 30, 2015, related to consolidated apartment communities sold or classified as held for sale at the end of the period. For the three and six months ended June 30, 2015, Total Capital Additions include $2.8 million and $5.4 million of capitalized interest costs, respectively.

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Supplemental Schedule 10

Summary of Redevelopment and Development Activity											(Page 1 of 4)
Three Months Ended June 30, 2015
(dollars in millions, except per apartment home data) (unaudited)

				Schedule				Incremental Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Incremental Commercial Revenue	Current Residential Occupancy
Redevelopment of Operating Communities
Ocean House on Prospect	53	$14.8	$12.1	4Q 2014	3Q 2015	4Q 2015	1Q 2016	$930	$80	$1,010	$—	n/a
Park Towne	954	60.0	36.0	Multiple	3Q 2015	3Q 2016	2Q 2016	225	80	305	0.1	70%
The Sterling	535	49.5	34.4	Multiple	Multiple	1Q 2016	2Q 2016	390	20	410	0.6	77%
Subtotal	1,542	$124.3	$82.5

				Schedule				Monthly Revenue per Apartment Home
	Total Number of Apartment Homes at Completion	Estimated Net Investment at Completion	Inception-to-Date Net Investment	Construction Start	Initial Occupancy	Construction Complete	Stabilized Occupancy	Rent	Other Income	Total	Commercial Revenue	Current Residential Occupancy
New Development
270 on Third	91	$45.0	$27.9	n/a	4Q 2015	4Q 2015	3Q 2016	$2,475	$125	$2,600	$0.3	n/a
One Canal Street	310	190.0	102.9	4Q 2013	1Q 2016	2Q 2016	2Q 2017	3,450	415	3,865	1.1	n/a
Subtotal	401	$235.0	$130.8

Completed This Quarter
2900 on First Apartments	135	$15.2	$14.7	1Q 2014	1Q 2014	2Q 2015	1Q 2015	$520	$45	$565	$0.1	98%

Grand Total	2,078	$374.5	$228.0

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents)					5.6%

The investment in One Canal Street has been and will be funded in part by a $114.0 million non-recourse property loan, of which $66.4 million was available to draw at June 30, 2015.

See the following pages for Terms and Definitions and a Summary of Redevelopment Projects.

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Supplemental Schedule 10 (continued)
Summary of Redevelopment and Development Activity	(Page 2 of 4)

Terms and Definitions
Estimated Net Investment at Completion - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP. Where possible, Aimco makes use of tax and other available credits to reduce its invested capital, thereby maximizing investment returns. Aimco seeks historic tax and other credits related to several other communities in its redevelopment pipeline, which, if successful, Aimco will include in the net estimated investment.

Stabilized Occupancy - period in which Aimco expects to achieve targeted physical occupancy, generally greater than 90%.
Incremental Monthly Revenue per Apartment Home - represents the sum of the amounts by which rents and other rental income per apartment home are projected to increase compared to pre-redevelopment amounts. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update its projections at least annually to reflect changes in market rents and rental rate achievement.

Commercial Revenue - represents the projected annual revenue, or incremental revenue, contribution from commercial rents attributable to the redevelopment of commercial space.
Current Residential Occupancy - for previously vacant communities and new development, represents physical occupancy as of June 30, 2015. For operating communities, represents second quarter 2015 average daily occupancy.

Monthly Revenue per Apartment Home - represents the sum of projected rents and other rental income on a per-apartment home basis. Projections are based on management's judgment and take into consideration factors including but not limited to: current rent and other rental income expectations; current market rents; and rental achievement to date. Aimco expects to update these projections at least annually to reflect changes in market rents and rental rate achievement.

Weighted Average Projected NOI as a % of Estimated Net Investment (Unescalated Rents) - projected NOI takes into consideration the revenue information provided herein, as well as expectations around 1) operating costs associated with previously vacant communities and new development, and 2) net incremental changes in operating costs, if any, resulting from the redevelopment of operating communities.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 3 of 4)

Community	Project Summary
Ocean House on Prospect La Jolla, CA
During 2013, Aimco acquired for $29 million this 60-apartment home community with the intent of redeveloping the community at a future date. The redevelopment of Ocean House includes renovation of all apartment homes, common areas, exteriors and amenities. During construction, Aimco expects to combine some apartment homes so that the community, at completion, will include 53 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased the building in fourth quarter 2014. Construction is underway and on schedule.

Park Towne Place Philadelphia, PA
In 2014, Aimco completed a multi-phase capital project at this community in anticipation of subsequent redevelopment, which is now underway. Aimco expects to redevelop Park Towne Place in several phases, the first of which includes renovating existing commercial space, upgrading common areas and amenities, and redeveloping one of the four residential towers. During construction, Aimco expects to combine some apartment homes in this 234-apartment home building so that the tower, at completion, will include 229 apartment homes. In order to facilitate the extensive construction activity, Aimco de-leased the tower in fourth quarter 2014. Construction is underway and on schedule.
Aimco’s net investment in the first phase of the redevelopment of Park Towne Place is projected to be $60 million, reflecting a gross investment of $71 million, reduced by $11 million of historic tax credits.
Depending on the success of this initial phase and other investment alternatives, Aimco may redevelop additional apartment homes at Park Towne Place. Should Aimco elect to redevelop the other three residential towers, its net investment, including the work described above, could be between $148 and $160 million, reflecting a gross investment of $180 to $195 million reduced by $32 to $35 million of historic tax credits.

The Sterling Philadelphia, PA
This redevelopment includes significant renovation of existing commercial space, upgrading common areas, and the phased redevelopment of apartment homes.

Since 2014, Aimco has completed the redevelopment of approximately one-third of the apartment homes as planned, at a cost consistent with underwriting and at rents in excess of Aimco's underwriting. Based on the success to date, in the second quarter 2015, Aimco approved a project to redevelop an additional five floors with 103 apartment homes for an additional investment of approximately $13.5 million. Aimco expects this phase of construction to be complete in first quarter 2016, with occupancy stabilized the following quarter. With this new phase and previously announced phases, 279 of the 535 apartment homes have been approved for redevelopment.

Renovation of the common areas and commercial space was completed in second quarter 2015, at a cost consistent with underwriting.

Depending on the success of this next phase and other investment alternatives, Aimco may continue to redevelop additional apartment homes at The Sterling. Should Aimco elect to redevelop all 535 apartment homes, the total investment, including the work described above, could be between $70 and $80 million over the next several years.

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Supplemental Schedule 10 (Continued)

Summary of Redevelopment Projects	(Page 4 of 4)

Community	Project Summary
270 on Third Street, Cambridge, MA
On June 25, 2015, Aimco acquired 270 on Third, an eight-story, 91-apartment home community currently under construction near Kendall Square in Cambridge, Massachusetts. 270 on Third is located two blocks from Axiom Apartment Homes and is contiguous to a large life science complex now under construction, the completion of which is planned for late spring or early summer 2016. Upon completion in the fourth quarter of 2015, 270 on Third will also contain more than 8,000 square feet of retail space. At closing, Aimco paid $27.9 million and agreed to fund further construction costs up $15.1 million, for total consideration not to exceed $43 million. Aimco expects to invest an additional $2 million for other improvements and capitalized costs, bringing its total projected investment to $45 million.

One Canal Street Boston, MA
Aimco expects to invest approximately $190 million in the development of a 12-story building at One Canal Street in the historic Bulfinch Triangle neighborhood of Boston’s West End. Located near the Boston Garden, one block from North Station and adjacent to the historic North End, the site enjoys excellent access to public transit, the Government Center, Financial District, and Massachusetts General Hospital employment centers, as well as the dining, recreation, and shopping amenities of its urban core location. The building will include 310 apartment homes and 22,000 square feet of commercial space. Aimco has partnered with an experienced developer to construct the building, which Aimco will own and operate after its completion.

2900 on First Apartments Seattle, WA
Redevelopment included the renovation of all apartment homes, new and/or enhanced amenities and other building interior and commercial space upgrades. All apartment home renovations were completed in first quarter 2015, and the fitness and amenity building were complete in second quarter 2015.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION APARTMENT COMMUNITIES: Apartment Communities acquired since January 1, 2014.
AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credits, or rental assistance payments to the owners of the communities. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as "Aimco's Share" of financial information. See Supplemental Schedules 2, 4 and 5 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems, and other investments that are consequential in nature. Portfolio average age is calculated on the basis of investment dollars. Market and portfolio Average Age of Apartment Communities is calculated on the basis of investment value.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. Property Upgrades differ from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

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REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of "A", "B" and "C+" quality Conventional Apartment Communities, averaging "B/B+" in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT RATIO DEFINITIONS
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt to (b) Proportionate EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash and Aimco's investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco OP to (b) Proportionate EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization, reduced by certain capital expenditure reserves (which Aimco refers to as "Compliance EBITDA"), to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EBITDA TO INTEREST RATIO: The ratio of (a) Proportionate EBITDA to (b) Adjusted Interest Expense.
EBITDA TO INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) Proportionate EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco OP Preferred Partnership Units.
PROPORTIONATE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (PROPORTIONATE EBITDA): Proportionate EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.

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DEFFERED TAX CREDIT INCOME: Deferred income includes $30.0 million of unamortized cash contributions received by Aimco in exchange for the allocation of tax credits and related tax benefits to investors in tax credit arrangements. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Under existing tax credit agreements, Aimco will receive additional cash contributions of $22.9 million, of which $2.6 million will be received during the remainder of 2015, and, on average, $5.0 million will be received each year from 2016 through 2019.

(in thousands) (unaudited)
June 30, 2015
Deferred tax credit income balance	$29,976
Cash contributions to be received in the future	22,947
Total to be amortized	$52,923

	Revenue	Expense	Projected Income
2015 3Q - 4Q	$11,878	$(796)	$11,082
2016	18,236	(1,405)	16,831
2017	14,375	(1,170)	13,205
2018	6,879	(681)	6,198
2019	4,255	(535)	3,720
Thereafter	7,064	(5,177)	1,887
Total	$62,687	$(9,764)	$52,923
EFFECTIVE APARTMENT HOMES: The number of actual apartment homes multiplied by Aimco's ownership interest in the apartment community as of the end of the current period. Effective Apartment Homes may be used to analyze Aimco's proportionate financial measures on a per-home basis.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI cap rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
MONEY-WEIGHTED AVERAGE INTEREST RATE: Money-Weighted Average Interest Rate represents the weighted average interest rate on Aimco’s fixed and floating rate property debt, which takes into account the timing of amortization and maturities. This rate is calculated by Aimco based on the unpaid principal balance as of June 30, 2015, and all contractual debt service payments associated with each of its fixed and floating rate property loans. The Money-

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Weighted Average Interest Rate can be compared to market interest rates to estimate the difference between the book value of Aimco’s fixed and floating rate property debt and the market value of such debt.
NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month prior to sale proportionate property NOI, less a 3.0% management fee, divided by Aimco gross proceeds.
OTHER AFFORDABLE APARTMENT COMMUNITIES: Affordable Apartment Communities that do not meet the Same Store Apartment Community definition.
OTHER CONVENTIONAL APARTMENT COMMUNITIES: Conventional Apartment Communities that do not meet the Same Store Apartment Community definition because they have significant rent control restrictions or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event. Results of operations of properties that are not multi-family, such as fitness centers, are included in the operating results of Other Conventional Apartment Communities.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and expenses specifically related to Aimco's administration of its real estate partnerships, for example, services such as audit, tax and legal.
PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts are provided on the following pages.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended June 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$177,351	$(7,100)	$170,251	$(309)	$169,942
Property operating expenses	55,223	(2,231)	52,992	107	53,099
Property NOI	$122,128	$(4,869)	$117,259	$(416)	$116,843

	Three Months Ended June 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$169,611	$(6,779)	$162,832	$(170)	$162,662
Property operating expenses	55,054	(2,213)	52,841	292	53,133
Property NOI	$114,557	$(4,566)	$109,991	$(462)	$109,529

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Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$175,202	$(6,976)	$168,226	$(297)	167,929
Property operating expenses	57,703	(2,362)	55,341	97	55,438
Property NOI	$117,499	$(4,614)	$112,885	$(394)	$112,491

Reconciliation of GAAP to Supplemental Schedule 6(c) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Six Months Ended June 30, 2015
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$352,553	$(14,076)	$338,477	$(603)	$337,874
Property operating expenses	112,926	(4,593)	108,333	202	108,535
Property NOI	$239,627	$(9,483)	$230,144	$(805)	$229,339

	Six Months Ended June 30, 2014
	Consolidated Amounts	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$337,271	$(13,469)	$323,802	$(340)	$323,462
Property operating expenses	111,326	(4,599)	106,727	364	107,091
Property NOI	$225,945	$(8,870)	$217,075	$(704)	$216,371
REDEVELOPMENT AND DEVELOPMENT APARTMENT COMMUNITIES: Communities currently under construction and those previously under construction but had not yet achieved stabilized operations as of January 1, 2014.
SAME STORE APARTMENT COMMUNITIES: Same Store apartment communities are those that (a) are managed by Aimco, (b) have reached and maintained a stabilized level of occupancy as of January 1, 2014, and (c) are not expected to be sold within 12 months. Same Store apartment communities are classified as either Conventional or Affordable. Affordable Same Store apartment communities exclude those that are not subject to tax credit agreements, or have not reached and/or maintained a stabilized level of occupancy, often due to a casualty event.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold during the period or classified as held for sale at the end of the period. Results of operations and any gain or loss on sales of these apartment communities are included in continuing operations in Aimco's consolidated income statements. For purposes of highlighting results of operations related to Aimco's retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from Net Real Estate Operations and shown separately on a net basis in Aimco's Proportionate FFO presentation found in Supplemental Schedule 2.

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